EXHIBIT 99

FOR IMMEDIATE RELEASE	July 28, 2004

MAIR HOLDINGS, INC. REPORTS FISCAL 2005 FIRST QUARTER RESULTS

Minneapolis/St. Paul — (July 28) — MAIR Holdings, Inc. (NASDAQ: MAIR) today reported earnings of $2.9 million for the fiscal 2005 first quarter ended June 30, 2004 compared to earnings of $3.5 million in the comparable fiscal 2004 period.  On a per-share basis, the fiscal 2005 first quarter results equal earnings of $0.14 per share compared with $0.17 per share in the comparable fiscal 2004 period.  The Company’s first quarter results exceeded First Call current consensus estimates of $0.05 per share.

“The return to profitability in the first quarter was a result of solid operating performance,” said Paul Foley, MAIR Holdings president and chief executive officer.  “We continue to examine new opportunities for growth and expansion”, Foley continued.  “We believe the current environment favors an experienced, service-oriented operator with proven cost-controls and a strong cash position with which to act on those opportunities.”

The removal of six Saab model A aircraft from the fleet year over year and the temporary grounding of five Avro RJ85s were the primary reasons that led to a decrease in operating income to $2.6 million in the first quarter of fiscal 2005 compared to $4.7 million reported in the first quarter of fiscal 2004.  All Avro RJ85s were returned to service by June 2004.  Operating revenue for the first quarter decreased 3.8% to $109.7 million compared with $114.0 million the same quarter a year ago.  Operating expenses for the first quarter decreased 2.0% to $107.1 million compared with $109.3 million the same quarter a year ago.  The Company is insulated from higher fuel prices as a result of its operating contracts with Northwest Airlines.

Non-operating income decreased to $0.4 million during the current fiscal quarter from $3.0 million in the first quarter of fiscal 2004.  Last year the Company received $2.6 million related to government reimbursements of security costs under the Emergency Wartime Supplemental Appropriations Act.  During the current quarter, the Company reduced its provision for income taxes by $1.2 million as a result of a final settlement of an Internal Revenue Service audit.

Quarterly Conference Call

MAIR Holdings will conduct a live webcast to discuss its fiscal 2005 first quarter earnings today at 9:30 AM (CDT).  The webcast will be available through the MAIR Holdings’ web site at www.mairholdings.com under the “Investor” link.

About the Company

MAIR Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky

Transportation Co., d/b/a Big Sky Airlines.  MAIR Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR Holdings is available on the Internet at www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines.  Currently, the airline serves 109 cities in 30 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul and Memphis.  Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34 passenger Saab SF340.  Mesaba Aviation maintains a web site at www.mesaba.com.

Big Sky serves 19 cities in Montana, North Dakota, Washington and Idaho using 12 Fairchild Metro III/23, 19 seat aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines and America West Airlines.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR Holdings, Inc.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR Holdings, Inc. cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors Relating to the Company and the Airline Industry’ in the company’s Annual Report on Form 10-K for the year ended March 31, 2004.

Note to Editors: Summary financial and operating information follows.

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Media Contact:     Laura Anders - 612-337-0354

Investor Contact:   Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Consolidated Condensed Statements of Operations

(unaudited - in thousands, except per share information)

	Quarter Ended
	June 30
			Favorable
	2004	2003	(Unfavorable)

Operating revenues
Passenger	$100,968	$106,762
Freight and other	8,731	7,271
Total revenues	109,699	114,033	-3.8%
Operating expenses
Wages and benefits	35,300	35,228
Aircraft fuel	5,111	5,717
Aircraft maintenance	20,426	18,380
Aircraft rents	25,032	26,778
Landing fees	1,769	1,765
Insurance and taxes	2,073	2,827
Depreciation and amortization	3,753	4,499
Administrative and other	13,637	14,096
Total operating expenses	107,101	109,290	2.0%

Operating income	2,598	4,743	-45.2%

Nonoperating income, net	367	2,979
Income before income taxes	2,965	7,722	-61.6%
Provision for income taxes	58	4,216
Net income	$2,907	$3,506	-17.1%

Earnings per common share - basic	$0.14	$0.17
Earnings per common share - diluted	$0.14	$0.17

Weighted average shares - basic	20,452	20,321
Weighted average shares - diluted	20,976	20,322

MAIR Holdings, Inc

Consolidated Condensed Balance Sheets

(unaudited - in thousands)

	June 30	March 31
	2004	2004
Assets
Cash and cash equivalents	$50,513	$54,561
Short term investments	69,168	67,285
Other current assets	57,090	53,947
Net property and equipment	39,347	39,722
Long term investments	34,082	38,084
Other assets, net	13,108	13,721
Total assets	$263,308	$267,320

Liabilities and Shareholders’ Equity
Current liabilities	$69,668	$76,057
Other liabilities and deferred credits	5,889	6,334
Shareholders’ equity	187,751	184,929
Total liabilities and shareholders’ equity	$263,308	$267,320

MAIR Holdings, Inc

Selected Operating Statistics By Operating Entity

(unaudited)

	Quarter Ended June 30
			Favorable
	2004	2003	(Unfavorable)

Mesaba Aviation, Inc.
Passengers	1,396,338	1,451,280	-3.8%
ASMs (000’s)	714,716	714,550	0.0%
RPMs (000’s)	480,199	437,286	9.8%
Load Factor	67.2%	61.2%	6.0	pts
Departures	50,421	56,015	-10.0%
Revenue per ASM (cents)	14.8	15.4	-3.9%
Cost per ASM (cents)	14.5	14.6	0.7%

Big Sky Transportation Co.
Passengers	21,174	27,877	-24.0%
ASMs (000’s)	15,241	21,582	-29.4%
RPMs (000’s)	5,491	7,319	-25.0%
Load Factor	36.0%	33.9%	2.1	pts
Departures	4,888	6,804	-28.2%
Revenue per ASM (cents)	23.7	19.3	22.8%
Cost per ASM (cents)	30.5	22.4	-36.2%